Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America Second Quarter 2011 Earnings per Share Increase 75% to $0.14

SPARTANBURG, S.C., July 27, 2011 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the six months and quarter ended June 30, 2011.

Highlights:

•                  Diluted earnings per share for the six months and quarter were $0.43 and $0.14, respectively.

•                  Net Income for the six months and quarter increased 42.7% and 67.9% over the same periods in the prior year to $26.6 million and $8.6 million.

•                  Center gross profit for the six months and quarter of $80.4 million and $32.1 million, respectively, increased 8.8% and 3.0% over the same periods in prior year.

•                  Cash flow from operations for the six months ended June 30, 2011, increased 56.8% over the same period in the prior year to $64.9 million.

Operating Results of Six Months and Quarter ended June 30, 2011:

Commenting on the results for the second quarter of 2011, Advance America’s President and Chief Executive Officer, Patrick O’Shaughnessy said, “We continue to provide reliable and affordable financial services to our customers, who are reporting exceptionally high satisfaction ratings with our Company. While revenues have remained in-line with prior quarters as a result of some state law changes, the positive effects of our center consolidation efforts and our ongoing focus on controlling costs have yielded strong bottom-line performance. Advance America remains deeply committed to our core business principles of quality customer service and efficient operations, which we believe will effectively position the Company to yield growth for our shareholders in the future.”

Revenues

For the six months and quarter ended June 30, 2011, total revenues decreased marginally to $284.8 million and $140.7 million, respectively, compared to $285.8 million and $141.4 million for the same periods in 2010.

These comparisons include the results of operations in Colorado, Illinois, Virginia, Washington and Wisconsin where regulatory changes have reduced the Company’s revenue and profitability in 2011, and Arizona, where the Company ceased operations in the third quarter of 2010. Revenues in these six states were $10.7 million for the quarter ended June 30, 2011, compared to $20.2 million for the same period in 2010. Excluding revenues in those states, total revenues for the quarter ended June 30, 2011, increased by 7.3%, compared to the same period in 2010.

For the quarter ended June 30, 2011, total revenues for the Company’s centers opened prior to April 1, 2010 and still open as of June 30, 2011 increased 3.8% compared to the same period in 2010.

Excluding centers in Colorado, Illinois, Virginia, Washington and Wisconsin, total revenues from the Company’s centers opened prior to April 1, 2010 and still open as of June 30, 2011 increased 8.0% for the quarter ended June 30, 2011, compared to the same period in 2010.

Provision for Doubtful Accounts

The provision for doubtful accounts as a percentage of total revenues for the six months ended June 30, 2011 was 14.4%, compared to 13.2% for the same period in 2010. The provision for doubtful accounts as a percentage of total revenues for the quarter ended June 30, 2011 was 19.4%, compared to 17.7% for the same period in 2010. The increase in the provision for both the six months and quarter ended June 30, 2011, as compared to the prior year, was primarily affected by the composition and amount of the seasonal increase in receivables which included a larger increase in both total and NSF accounts due to the delayed receipt of refunds by our customers this tax season. The provision was also affected by higher losses experienced by our operations in the United Kingdom. Additionally, the company did not sell any previously written-off receivables during 2011, compared to $0.1 million and $0.7 million during the three and six months ended June 30, 2010, respectively.

Expenses and Center Gross Profit

For the quarter ended June 30, 2011, the Company’s advertising expense was $5.9  million, or 4.2% of total revenues, compared to $6.6 million, or 4.6% of total revenues, for the same period in 2010.

Total center expenses for the six months and quarter ended June 30, 2011 were $204.3 million and $108.6 million, respectively, compared to $211.9 million and $110.2 million for the same periods in 2010.

Center gross profit increased 8.8% to $80.4 million for the first six months of 2011 from $73.9 million in the same period in 2010. For the quarter ended June 30, 2011, center gross profit was $32.1 million compared to $31.1 million for the quarter ended June 30, 2010, an increase of 3.0%.

For the six months ended June 30, 2011, general and administrative expenses were $29.6 million compared to $33.3 million for the same period in 2010. General and administrative expenses for the quarter ended June 30, 2011 were $14.5 million compared to $16.6 million for the same period in 2010.  The decrease in general and administrative expenses for the six months and quarter ended June 30, 2011 is due primarily to lower legal and professional fees.

Center Closings and Openings

During the quarter ended June 30, 2011, the Company closed or consolidated 10 centers in seven different states.  The Company had approximately $0.3 million of center closing costs during the quarter ended June 30, 2011, compared to $1.4 million during the same period in 2010. Closing costs include severance, center tear-down costs, lease termination costs, and the write-down of fixed assets.  The Company opened a total of five centers during the quarter ended June 30, 2011; three in the United States and two in the United Kingdom.

The Company has decided to close approximately 30 of its 44 centers in the state of Washington during the third quarter of 2011. The Company’s revenue and profitability in Washington have decreased significantly since a law went into effect in January of 2010. The Company estimates closing costs, including severance, center tear-down costs, lease termination costs, and the write-down of fixed assets of these centers to be approximately $0.4 million, which will be primarily recognized in the third quarter.

As of June, 2011, the Company had an operating network of 2,342 centers and 55 limited licensees in 29 states, the United Kingdom, and Canada.

Income before Income Taxes

Income before income taxes for the first six months of 2011 increased 41.2% to $47.5 million compared to $33.6 million for the same period in 2010. Income before income taxes for the quarter ended June 30, 2011 increased to $15.8 million, compared to $9.6 million for the same period in 2010.

Income Tax Rate

The effective income tax rate as a percentage of income before income taxes was 44.0% and 44.6% for the six months ended June 30, 2011 and 2010, respectively.  The effective income tax rate as a percentage of income before income taxes was 45.7% and 46.4% for the three months ended June 30, 2011 and 2010, respectively.

Net Income and Earnings per Share

Net income for the first six months of 2011 increased 42.7% to $26.6 million compared to $18.6 million for the same period in 2010. Net income for the quarter ended June 30, increased 67.9% to $8.6 million, compared to $5.1 million for the same period in 2010.

Diluted earnings per share were $0.43 for the six months ended June 30, 2011, compared to diluted earnings per share of $0.30 for the same period in 2010. For the quarter ended June 30, 2011, diluted earnings per share were $0.14, compared to diluted earnings per share of $0.08 for the same period in 2010.

Cash Flow from Operations

Cash flow from operations for the six months ended June 30, 2011, increased 56.8% to $64.9 million, compared to $41.4 million for the same period in 2010.

Quarterly Dividend

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend, the Company’s 27th consecutive quarterly dividend, will be payable on September 2, 2011 to stockholders of record as of August 23, 2011.

Since its initial public offering in December 2004, the Company has returned approximately $396 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends.

Conference Call

The Company will discuss its financial performance on a conference call Thursday, July 28, 2011 at 8:00 a.m. (ET).

To listen to this call, please dial the conference telephone number (877) 303-6168. This call will also be available via a live webcast accessed at Advance America’s website

www.advanceamerica.net.  An audio replay of the call will be available online or by telephone at (855) 859-2056 (replay pass code: 83036899) until August 11, 2011.

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About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of non-bank cash advance services, with approximately 2,350 centers and 55 limited licensees in 29 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

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Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance (including, but not limited to, the Company’s ability to execute its long-term strategy and to manage operational efficiencies across its national footprint), our business strategy, and legislative and regulatory developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 a copy of which is available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net

Interim Unaudited Consolidated Statements of Income

Three and Six Months Ended June 30, 2010 and 2011

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2011	2010	2011

Total Revenues	$141,357	$140,691	$285,755	$284,756

Center Expenses:
Salaries and related payroll costs	44,119	43,911	91,704	90,239
Provision for doubtful accounts	25,058	27,226	37,792	41,049
Occupancy costs	21,993	20,155	45,464	40,765
Center depreciation expense	2,559	2,048	5,256	4,158
Advertising expense	6,567	5,926	10,202	9,147
Other center expenses	9,937	9,355	21,448	18,976
Total center expenses	110,233	108,621	211,866	204,334
Center gross profit	31,124	32,070	73,889	80,422

Corporate and Other Expenses (Income):
General and administrative expenses	16,623	14,542	33,264	29,607
Legal settlements	2,350	—	2,388	—
Corporate depreciation and amortization expense	701	599	1,391	1,218
Interest expense	1,097	1,043	2,274	2,092
Interest income	(5)	(22)	(18)	(28)
(Gain)/loss on disposal of property and equipment	152	37	320	43
Loss on impairment of assets	654	37	654	37
Income before income taxes	9,552	15,834	33,616	47,453
Income tax expense	4,430	7,234	15,007	20,892
Net income	$5,122	$8,600	$18,609	$26,561

Net income per common share - basic	$0.08	$0.14	$0.30	$0.43
Weighted average number of shares outstanding - basic	61,070	61,487	61,020	61,375

Net income per common share - diluted	$0.08	$0.14	$0.30	$0.43
Weighted average number of shares outstanding - diluted	61,742	61,775	61,680	61,724

Consolidated Balance Sheets

December 31, 2010 and June 30, 2011

(in thousands, except per share data)

	December 31,	June 30,
	2010	2011
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$26,948	$19,668
Advances and fees receivable, net	205,207	199,531
Deferred income taxes	18,615	18,615
Other current assets	19,869	16,688
Total current assets	270,639	254,502
Restricted cash	3,752	3,662
Property and equipment, net	25,054	23,151
Goodwill	126,914	127,055
Customer lists and relationships, net	2,282	1,843
Other assets	3,011	2,733
Total assets	$431,652	$412,946

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$12,554	$11,680
Accrued liabilities	37,939	32,684
Income tax payable	42	1,337
Accrual for third-party lender losses	5,420	4,392
Current portion of long-term debt	767	532
Total current liabilities	56,722	50,625
Revolving credit facility	111,930	80,945
Long-term debt	3,600	3,329
Deferred income taxes	23,148	23,148
Deferred revenue	890	125
Other liabilities	321	87
Total liabilities	196,611	158,259

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 62,148 shares outstanding at December 31, 2010; 96,821 shares issued and 62,404 shares outstanding at June 30, 2011	968	968
Paid in capital	290,753	288,062
Retained earnings	203,001	221,842
Accumulated other comprehensive loss	(1,885)	(1,483)
Common stock in treasury (34,673 shares at cost at December 31, 2010; 34,417 shares at cost at June 30, 2011)	(257,796)	(254,702)
Total stockholders’ equity	235,041	254,687
Total liabilities and stockholders’ equity	$431,652	$412,946